EXHIBIT 16 TO FORM 8-K

June 20, 2005

Securities and Exchange Commission
450 Fifth St., N.W.
Washington, DC  20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated June 15, 2005, of Marvel Enterprises, Inc. and are in agreement with the statements contained in subparagraphs (i),
(ii), (iv) and (v) of paragraph (1) under Item 4.01 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                              /s/ Ernst & Young LLP